FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
February 5, 2007	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Signs Joint Venture Agreement with PL Energia S.A. to Develop Poland Gas Project

Salt Lake City, February 05, 2007 – FX Energy, Inc. (NASDAQ: FXEN) today announced plans to re-enter three Rotliegend gas wells in the Grabowka gas field in the Company’s Fences III project area. Originally drilled by the Polish Oil and Gas Company (PGNiG) in 1983-85, the wells were tested for production but never produced commercially. FX Energy has entered into a joint venture agreement under which all costs of re-entering and completing the wells and building production facilities will be paid by the joint venture partner, regardless of whether or not the wells are determined to be commercial, in exchange for discounted pricing on gas deliveries. The project is expected to come on-stream in about one year at a rate of approximately 1 mmcf/day, based on the original test data and subject to successful re-entry of the wells. The joint venture partner is PL Energia S.A., headquartered in Krzywoploty, Poland.

“This joint venture allows us to utilize a potentially valuable resource with no investment cost, preserving our financial resources to focus on the Fences I/II area,” said David Pierce, president of FX Energy. “We are particularly pleased that our partner is a Polish company with a successful history in the downstream gas sector.”

PL Energia’s main business area is building infrastructure aimed at utilizing efficient and environmentally friendly energy sources, concentrating on cooling, heating and power (CHP) projects. PL Energia utilizes supplementary natural gas and petrol resources and solar energy in its comprehensive energy supply solutions.

Work on the Grabowka field will satisfy the concession work requirements through December 2009 with respect to the central block, Block 287, of the Fences III area. FX Energy will release the surrounding blocks in an ongoing strategy to highgrade the Company’s acreage and to maintain focus on its most prospective holdings.

About FX Energy

FX Energy, Inc. holds a land position of 250,000 acres around its Wilga discovery and over 3.2 million acres in western Poland’s Permian Basin. The Permian Basin’s gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England, and represents a largely untapped potentially significant gas resource. FX Energy is exploiting this untapped potential to create substantial growth in oil and gas reserves and cash flow for its stockholders. The Company trades on the NASDAQ Global Market under the symbol FXEN.

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For a discussion of the contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com. This release contains forward-looking statements. Forward-looking statements are not guarantees of future drilling or other exploration or development results, the actual presence or recoverability of estimated reserves, the ability to establish reserves equal to the potential of exploration targets, production amounts or revenues, construction costs or schedules or similar matters. Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s other SEC reports.